Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form 8-K/A of American Tire Distributors Holdings, Inc. of our auditor’s report dated January 7, 2013, relating to our audit of the financial statements of Triwest Trading (Canada) Ltd. for the years ended December 31, 2011, 2010 and 2009.

/s/ Kouri Berezan Heinrichs Chartered Accountants
Edmonton, Alberta
January 7, 2013